Exhibit 10.10

Executed Version

December 6, 2017
Gary Tillett
3000 Bayport Drive, Suite 1100
Tampa, Florida 33607
Re: Retirement Agreement
Dear Gary:
This letter agreement (the “Agreement”) is entered into in connection with your impending retirement from the position of Chief Financial Officer of Walter Investment Management Corp. (the “Company”). Your retirement will be effective on a date as mutually agreed between you and the Company between February 1, 2018 and February 15, 2018 (the “Retirement Date”). On the Retirement Date, you will resign from your position as Chief Financial Officer and from all other positions with the Company and its subsidiaries, and your employment with the Company and its subsidiaries shall terminate.
As you know, the Company has filed for bankruptcy protection in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) under Chapter 11 of the United States Bankruptcy Code, Case No. 17-13446 (JLG) (the “Bankruptcy Proceeding”). In connection with the Bankruptcy Proceeding, the Company has determined that your employment letter agreement with the Company dated January 28, 2014 (the “Employment Agreement”) will be rejected as part of the Prepackaged Chapter 11 Plan of Reorganization (as may be modified or amended from time to time, the “Plan”), as of the “effective date” of the Plan. In addition, the Cash-Based Award Agreement between you and the Company dated November 3, 2016 (the “Award Agreement”) will be rejected under the Plan as of the “effective date” of the Plan. The Company will seek approval of the rejection of the Employment Agreement and the Award Agreement by the Bankruptcy Court in connection with its request for confirmation of the Plan.
The effectiveness of this Agreement is contingent upon: (a) confirmation of the Plan by the Bankruptcy Court, and (b) the Plan’s provision that allowed general unsecured claims are unimpaired by the Plan. In the event that either of the foregoing conditions are not met, the Employment Agreement and the Award Agreement shall remain in full force and effect.
The parties shall have the following rights and obligations pursuant to this Agreement:

1.
Base Salary; Benefits. You will continue to receive your current base salary of $500,000 per annum, and will be eligible to participate in the Company’s employee benefits in accordance with their terms, through the Retirement Date. You acknowledge that you will not receive any bonus or incentive compensation in respect of fiscal years 2017 or 2018.

2.
Settlement Payment. In settlement of the rejection damages claim you will have as a result of the Company’s rejection of the Employment Agreement and the Award Agreement in the Bankruptcy Proceeding, so long as you do not voluntarily terminate your employment with the Company prior to the Retirement Date, you will be entitled to receive a cash payment equal to $500,000 (the “Settlement Payment”), payable in a lump-sum (less applicable withholdings). The Settlement Payment shall be paid to you on the first regularly scheduled payroll date following (and subject to) your timely execution, delivery and non-revocation of the Release of Claims attached hereto as Exhibit A (the “Release”), which Release must be executed on or within ten (10) days following the Retirement Date (and in compliance with the Review Period from the date hereof as specified therein). The Settlement Payment shall be an allowed general unsecured claim against the Company. The Company represents and affirms that the Company and its affiliates do not intend to bring any legal action against you and do not know of any fact or circumstance to support such a claim. The Company and its affiliates further understand that you are relying on this representation when entering into both this Agreement and the Release.

3.
No Severance Payments. For the avoidance of doubt, neither this Agreement nor your retirement from the Company on the Retirement Date shall constitute a termination by the Company without “Cause” nor give rise to a right of “Constructive Termination” under the terms of the Employment Agreement, and you hereby waive any prior claims to the contrary. Accordingly, you are not entitled to any severance payments or benefits from the Company pursuant to Section 7 of your Employment Agreement, nor under any severance plan or policy of the Company. Both you and the Company acknowledge and agree that the Settlement Payment does not constitute a severance payment.

4.
Restrictive Covenants; Indemnification; Company Representation. Notwithstanding anything herein to the contrary, and for the mutual consideration set forth herein, the following provisions set forth in your Employment Agreement shall continue in full force and effect during your employment and for the post-employment periods as set forth therein: Section 8(c) (Non-Solicit), Section 9 (Non-Disparagement), Section 10 (Confidentiality), Section 11 (Clawback), Section 12 (Indemnification and Insurance), and Section 13 (Tax Delay in Payment). Further, notwithstanding anything herein to the contrary, (i) the Indemnification Agreement between you and the Company, dated January 27, 2014 shall be assumed under the Plan and continue in full force and effect pursuant to its terms and conditions and (ii) the Company shall maintain a level of D&O insurance coverage for you comparable to that which is in place for other officers of the Company. Any claims against the Company on account of such obligations shall be general unsecured claims payable in the ordinary course of business.

5.	Assignment. You may not assign your rights under this Agreement except upon your death. This Agreement shall be binding upon the Company and its successors and assigns.

6.
Entire Agreement. This Agreement sets forth the entire understanding of the Company and you regarding the subject matter hereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written, including without limitation the Employment Agreement (except as specifically provided in Section 4 hereof), and the Award Agreement. No modification or amendment of this Agreement shall be effective without a prior written agreement signed by you and the Company.

7.	Governing Law. This Agreement shall be interpreted under and in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws principles thereof.
Sincerely,

WALTER INVESTMENT MANAGEMENT CORP. /s/ Anthony Renzi____________________ By: Anthony Renzi Title: CEO and President	ACCEPTED AND AGREED AS OF THE DATE BELOW: /s/ Gary Tillett ________________________ By: Gary Tillett __12/6/17____________________________ Date:

Exhibit A
RELEASE OF CLAIMS
As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise. Capitalized terms not otherwise defined herein shall have the meaning set forth in my Retirement Agreement, dated December 6, 2017, and to which this Release is attached as an Exhibit (the “Retirement Agreement”).
I intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.
For and in consideration of the foregoing, and other payments and benefits described in the Retirement Agreement, and other good and valuable consideration (the “Consideration”), I, Gary Tillett, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date on which this Release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge the Company and its subsidiaries (collectively, the “Company Group”), together with their respective current and former officers, directors, partners, members, shareholders, fiduciaries, employees, representatives, successors, assigns, and agents of the aforementioned (collectively, and with the Company Group, the “Company Parties”) from any and all claims, complaints, charges, liabilities, demands, causes of action (whether known or unknown, fixed or contingent) whatsoever up to the date hereof that I had, may have had, or now have against the Company Parties, for or by reason of any matter, cause, or thing whatsoever, including any right or claim arising out of or attributable to my employment or the termination of my employment with the Company or otherwise, whether for (by way of example only) tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, slander, claims for personal injury, harm, or other damages (whether intentional or unintentional and whether occurring on the job or not including, without limitation, negligence, misrepresentation, fraud, assault, battery, invasion of privacy, and other such claims) or under any U.S. federal, state, or local law, ordinance, rule, regulation or common law dealing with employment, including, but not limited to, discrimination in employment based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Equal Pay Act, the Older Workers Benefit Protection Act of 1990, the Sarbanes-Oxley Act of 2002, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Employee Retirement Income Security Act of 1974, the Immigration and Reform Control Act, the Uniformed Services Employment and Reemployment Rights Act, the Rehabilitation Act of 1973, the Workers Adjustment and Retraining Notification Act, the Fair Labor Standards Act, and the National Labor Relations Act, each as may be amended from time to time, and all other U.S. federal, state, and local laws, regulations or ordinances, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims, including any claims under any of the laws listed in the preceding paragraph.
By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a U.S. federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.
Notwithstanding the foregoing, nothing in this Release shall be a waiver of: (23) any claim by me to enforce the terms of this Release or the Retirement Agreement, including any rights with respect to the payment of the amounts as set forth specifically in Section 2 of the Retirement Agreement; (23) any claims that cannot be waived by law including, without limitation, any claims filed with any Governmental Entity or claims under the ADEA that arise after the date of this Agreement; (23) my right of indemnification and D&O coverage by virtue of my service as an officer, whether by agreement, common law, statute or pursuant to the Company’s Certificate of Incorporation, as amended to date, including, but not limited to any and all rights pursuant to the Indemnification Agreement entered into between me and Walter Investment Management Corp. effective as of January 27, 2014; or (23) any contributions I have made or any vested contributions made by any of the Company Parties to a defined contribution plan sponsored or maintained by a Company Party. While this Release does not prevent me from filing a charge with any Governmental Entity, I agree that I will not be entitled to or accept any personal recovery in any action or proceeding that may be commenced on my behalf arising out of the matters released hereby, including but not limited to, any charge filed with the EEOC or any other Governmental Entity that prohibits the waiver of the right to file a charge; provided, however, that nothing herein shall preclude my right to receive an award from a Governmental Entity for information provided under any whistleblower program.
I acknowledge and agree that by virtue of the foregoing, I have waived any relief available (including, without limitation, monetary damages, equitable relief, and reinstatement) under any of the claims and/or causes of action waived in this Release. Therefore, I agree not to accept any award, settlement, or relief (including legal or equitable relief) from any source or proceeding (including but not limited to any proceeding brought by any other person or by any Governmental Entity) with respect to any claim or right waived in this Release.
I represent and warrant that I have not previously filed any action, grievance, arbitration, complaint, charge, lawsuit or similar proceedings regarding any of the claims released herein against any of the Company Parties.
I expressly acknowledge and agree that I

•	Am able to read the language, and understand the meaning, conditions, and effect, of this Release;

•	Understand that this Release effects a release and waiver of any rights I may have under ADEA, as amended by the Older Workers Benefit Protection Act of 1990;

•
Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

•
Am specifically agreeing to the terms of the release of claims contained in this Release because the Company has agreed to pay me the Consideration, which the Company has agreed to provide because of my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release;

•	Acknowledge that, but for my execution of this Release, I would not be entitled to the Consideration;

•	Understand that, by entering into this Release, I do not waive rights or claims that may arise after the date I execute this Release;

•
Had or could have twenty-one (21) days following my receipt of this Release (the “Review Period”) in which to review and consider this Release, and that if I execute this Release prior to the expiration of the Review Period, I have voluntarily and knowingly waived the remainder of the Review Period;

•	Have not relied upon any representation or statement not set forth in the Retirement Agreement or this Release made by the Company or any of its representatives;

•	Was advised to consult with my attorney regarding the terms and effect of this Release prior to executing this Release; and

•	Have signed this Release knowingly and voluntarily and I have not been coerced, intimidated, or threatened into signing this Release.
I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group and affirmatively agree not to seek further employment with the Company or any other member of the Company Group.
Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its delivery by me to the Company (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its General Counsel. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the delivery of this Release to the Company. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date (the “Release Effective Date”). I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company Group will have any obligations to pay me the Consideration.
The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, assigns, and successors. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.
THIS RELEASE SHALL BE INTERPRETED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO CONFLICTS OF LAWS. I HEREBY AGREE TO RESOLVE ANY DISPUTE OVER THE TERMS AND CONDITIONS OR APPLICATION OF THIS RELEASE THROUGH BINDING ARBITRATION PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA”). THE ARBITRATION WILL BE HEARD BY ONE ARBITRATOR TO BE CHOSEN AS PROVIDED BY THE RULES OF THE AAA AND SHALL BE HELD IN NEW YORK, NEW YORK. IF THIS RELEASE IS DECLARED ILLEGAL OR UNENFORCEABLE BY THE ARBITRATOR, I AGREE TO EXECUTE A BINDING REPLACEMENT RELEASE OR, IF REQUESTED BY THE COMPANY, TO RETURN THE MONIES PAID PURSUANT TO THE RETIREMENT AGREEMENT OR TO APPLY THE CONSIDERATION AS A SET-OFF TO ANY CLAIM OR RELIEF.
_/s/Gary Tillett____________________________
Gary Tillett
Date:

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